                                                                    EXHIBIT 12-1

                          CENTERPOINT PROPERTIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                   1999       1998       1997       1996       1995
                                                 --------   --------   --------   --------   --------
Available earnings:
  Net income...................................  $48,760    $32,248    $27,260    $14,941    $ 8,212
  Add interest expense (1).....................   21,859     15,476     10,871     10,992     12,985
                                                 -------    -------    -------    -------    -------
Available earnings (2).........................  $70,619    $47,724    $38,131    $25,933    $21,197
                                                 =======    =======    =======    =======    =======
Fixed charges:
  Interest expense.............................  $21,859    $15,476    $10,871    $10,992    $12,985
  Capitalized interest.........................    1,926      2,214        893        142         20
                                                 -------    -------    -------    -------    -------
Total fixed charges............................  $23,785    $17,690    $11,764    $11,134    $13,005
                                                 =======    =======    =======    =======    =======
Ratio of earnings to fixed charges.............     2.97       2.70       3.24       2.33       1.63
                                                 =======    =======    =======    =======    =======

------------------------

NOTES:

(1) Interest expense includes amortization of deferred financing costs.

(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.

                                      F-36